QKL Stores Inc. Announces Second Quarter 2014

Financial Results

-- 2Q14 Revenue decreased by 12.4% to $51.7 million from $59.0 million in 2Q13--

-- 2Q14 Gross Profit decreased by 14.3% to $8.7 million from $10.1 million in 2Q13 –

Daqing, China, August 14, 2014 – QKL Stores Inc. (the “Company”) (Nasdaq: QKLS), a leading regional supermarket chain in Northeastern China and Inner Mongolia, today announced its financial results for the second quarter ended June 30, 2014.

Mr. Zhuangyi Wang, Chairman and CEO, said, “The second quarter was a period in which we focused on improving efficiency in our business. Our existing stores opened for more than a year continued to show stable gross profit margin of 16.8% which helps support the ramp up period of our newer stores, which typically take longer to reach profitability.

“We plan to open 2 additional stores this year. These two new stores we will open in the future will be located in the Heilongjiang Province where we have stronger relationships with local vendors and the cost of goods is slightly lower than the other two provinces (Liaoning and Jilin) in which we operate.”

“As QKL expands its market presence in northeast China, we are uniquely positioned against our local competitors through our large product offering, strong supplier relationships, efficient distribution network and state-of-the-art IT system. We are comfortable with our opportunities in the second half of the year and believe we’ll see an improvement in operating expenses and net result from the current quarter.”

Second Quarter 2014 Financial Results

Net Sales –Net sales decreased by $7.3 million, or 12.4%, to $51.7 million for the three months ended June 30, 2014 from $59.0 million for the three months ended June 30, 2013. The change in net sales was primarily attributable to the following: Same store sales represents sales from stores that were opened for at least one year before the beginning of the comparison period, or by January 1, 2013. Same store (44 stores) sales generated approximately $49.6 million in sales in the second quarter of 2014, a decrease of $3.8 million, or 7.1% compared with $53.4 million in net sales in the second quarter of 2013. New store sales increased, reflecting the opening of two new stores since January 1, 2013. These stores generated approximately $2.1 million in sales in the second quarter of 2014. The number of stores including supermarkets/hypermarkets and department stores at June 30, 2014 was 46 versus 45 at June 30, 2013.

Gross profit, or total revenue minus cost of sales, decreased by $1.4 million, or 14.3%, to $8.7 million, or 16.8% of net sales, in the second quarter of 2014 from $10.1 million, or 17.2% of net sales, in the second quarter of 2013. The change in gross profit was primarily attributable to a decrease in net sales of $7.3 million and a decrease in cost of sales of $5.9 million in the second quarter of 2014 compared to the second quarter of 2013. We believe that our gross margin is likely to be between 16.8% and 17.3%, over the next few business quarters. New stores tend to be less profitable during their early months of operation. In addition, China’s retail industry in general, and its supermarket industry in particular, are becoming more competitive every year. In this competitive marketplace, it is likely that we will focus on providing our customers with low prices in order to increase our market share and long-term sales volume.

Selling expenses decreased by $0.4 million, or 4.3%, to $9.5 million, or 18.3% of net sales, in the second quarter of 2014, and $9.9 million, or 16.7% of net sales, in the second quarter of 2013. The increase in selling expenses relative to net sales was due to the significant decrease in net sales in the three months ended June 30, 2014 compared to the same period in 2013.

General and administrative expenses decreased by $0.1 million, or 5.6%, to $2.0 million, or 3.8% of net sales, in the second quarter of 2014 from $2.1 million, or 3.5% of net sales, in the second quarter of 2013. There is no significant change to our general and administrative expense.

Our net loss for the second quarter of 2014 was $3.8 million, or $2.47 per diluted share, from net loss of $1.5 million, or $0.96 per diluted share in the prior year period. The number of shares used in the computation of diluted EPS was 1,522,326 for the second quarter of 2014 and 2013.

Conference Call

Management will host a conference call at 8:30 am ET on Thursday, August 14th. To participate, please dial one of the local access numbers, listed below. The conference call identification number is 10017432.

Participant Dial In (Toll Free):	1-800-860-2442

Participant International:	1-412-858-4600

Canadian Dial In (Toll Free):	1-866-605-3852

China (N) Toll Free:	10-800-712-2304

China (S) Toll Free:	10-800-120-2304

Hong Kong Toll Free:	800-962475

About QKL Stores Inc.:

Based in Daqing, China, QKL Stores, Inc. is a leading regional supermarket chain company operating in Northeastern China and Inner Mongolia. QKL Stores sells a broad selection of merchandise, including groceries, fresh food, and non-food items, through its retail supermarkets, hypermarkets and department stores; the company also has its own distribution centers that service its supermarkets. For more information, please access the Company’s website at: www.qklstoresinc.com.

Safe Harbor Statement

Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements.

Contact Information

QKL Stores, Inc.

In China:

Mike Li, Investor Relations

+86-459-460-7987

QKL STORES INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	June 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Cash	$47,167,228	$9,245,212
Restricted cash	8,607,363	8,668,882
Accounts receivable	331,294	557,745
Inventories	47,439,533	64,724,923
Other receivables	22,232,748	21,979,152
Prepaid expenses	4,813,266	9,915,479
Advances to suppliers	4,926,266	7,822,660
Income taxes receivables	1,760,382	1,739,773
Deferred income tax assets – current portion	2,768,651	2,788,918
Total current assets	140,046,731	127,442,744
Property, plant and equipment, net	38,289,047	40,247,576
Land use rights, net	698,564	718,337
Deferred income tax assets – non-current portion	66,956	66,956
Other assets	17,276	17,276
Total assets	$179,118,574	$168,492,889
LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term loans	$60,087,370	$40,889,761
Accounts payable	34,221,996	35,840,964
Cash card and coupon liabilities	18,040,939	18,465,030
Customer deposits received	1,050,325	984,308
Accrued expenses and other payables	19,580,082	18,827,472
Total current liabilities	132,980,712	115,007,535
Total liabilities	132,980,712	115,007,535

Shareholders’ equity
Common stock, $0.001 par value per share, authorized 100,000,000 shares, issued and outstanding 1,522,326 shares at June 30, 2014 and December 31, 2013	1,522	1,522
Series A convertible preferred stock, par value $0.01, authorized 10,000,000 shares, issued and outstanding 529,412 shares at June 30, 2014 and December 31, 2013	5,294	5,294
Additional paid-in capital	93,541,985	93,337,957
Retained earnings – appropriated	8,329,586	8,329,586
Retained earnings	(68,965,143)	(62,145,794)
Accumulated other comprehensive income	13,224,618	13,956,789
Total shareholders’ equity	46,137,862	53,485,354
Total liabilities and shareholders’ equity	$179,118,574	$168,492,889

QKL STORES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net sales	$51,655,611	$58,995,918	$137,688,287	$156,053,109
Cost of sales	42,968,964	48,862,015	114,269,481	129,279,758
Gross profit	8,686,647	10,133,903	23,418,806	26,773,351

Operating expenses:
Selling expenses	9,456,970	9,879,874	22,737,153	23,204,087
General and administrative expenses	1,963,838	2,080,136	5,197,248	4,598,472
Total operating expenses	11,420,808	11,960,010	27,934,401	27,802,559

Loss from operations	(2,734,161)	(1,826,107)	(4,515,595)	(1,029,208)

Non-operating income (expense):
Interest income	254,517	261,991	484,616	455,564
Interest expense	(1,279,388)	(226,280)	(2,778,631)	(523,888)
Total non-operating income (expense)	(1,024,871)	35,711	(2,294,015)	(68,324)

Loss before income taxes	(3,759,032)	(1,790,396)	(6,809,610)	(1,097,532)

Income taxes	3,867	(336,185)	9,739	(46,591)

Net loss	$(3,762,899)	$(1,454,211)	$(6,819,349)	$(1,050,941)

Comprehensive income statement:
Net loss	$(3,762,899)	$(1,454,211)	$(6,819,349)	$(1,050,941)
Foreign currency translation adjustment	21,002	447,273	(732,171)	1,633,053
Comprehensive (loss) income	$(3,741,897)	$(1,006,938)	$(7,551,520)	$582,112

Weighted average number of shares outstanding:
Basic	1,522,326	1,522,326	1,522,326	1,516,140
Diluted	1,522,326	1,522,326	1,522,326	1,516,140

Losses per share:
Basic	$(2.47)	$(0.96)	$(4.48)	$(0.69)
Diluted	$(2.47)	$(0.96)	$(4.48)	$(0.69)

QKL STORES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

	(Unaudited)
	Six Months Ended June 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(6,819,349)	$(1,050,941)
Depreciation	3,279,750	3,280,567
Amortization	14,708	16,172
Share-based compensation	204,029	408,234
Deferred income tax	-	390,291
Loss on disposal of fixed assets	-	25,646
Adjustments to reconcile net income to net cash provided by operating activities:
Accounts receivable	222,985	40,727
Inventories	16,863,267	21,299,200
Other receivables	(314,995)	1,669,983
Prepaid expenses	5,042,852	2,861,272
Advances to suppliers	2,847,162	7,603,073
Accounts payable	(1,367,629)	(4,713,502)
Cash card and coupon liabilities	(293,696)	501,696
Customer deposits received	73,164	(117,765)
Accrued expenses and other payables	447,597	(2,776,056)
Income taxes payable	(33,029)	20,322
Net cash provided by operating activities	20,166,816	29,458,919

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1,603,149)	(538,595)
Net cash used in investing activities	(1,603,149)	(538,595)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank loan borrowing	35,806,650	-
Bank loan repayment	(16,275,750)	(16,005,275)
Net cash provided by (used in) financing activities	19,530,900	(16,005,275)

Effect of foreign currency translation	(172,551)	295,196

Net increase in cash	38,094,567	12,915,049
Cash – beginning of period	9,245,212	8,479,413
Cash – end of period	$47,167,228	$21,689,658

Supplemental disclosures of cash flow information:
Interest paid	$2,789,480	$523,888
Income taxes paid	$23,252	$205,035